Exhibit 34.4

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon

BNY Mellon Trust of Delaware

The Bank of New York Mellon Trust Company, N.A.:

We have examined The Bank of New York Mellon’s (formerly The Bank of New York), BNY Mellon Trust of Delaware’s (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A.’s (formerly The Bank of New York Trust Company, N.A.), (collectively, the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (Servicing Criteria) for the publicly-issued (i.e., transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB (including transactions subject to Regulation AB by contractual obligation) for which the Company provides trustee, securities administration, paying agent or custodial services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the Servicing Criteria), as of and for the twelve months ended March 31, 2020. With respect to Servicing Criterion 1122(d)(4)(i), the Company has determined that for certain transactions in the Platform the Trustor (as such term is defined in the related transaction agreements) may direct the Trustee (as such term is defined in the related transaction agreements) to file, or cause to be filed, all filings identified by the Trustor to be necessary to maintain the effectiveness of any original filings identified by the Trustor to be necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee’s security interest in or lien on the Underlying Securities (as such term is defined in the related transaction agreements). As of and for the twelve months ended March 31, 2020 the Company was not instructed by any Trustors to perform such activities. Absent the receipt of instruction from a Trustor to perform such activities, the Company’s responsibility for Servicing Criterion 1122(d)(4)(i) for the Platform is solely with regard to the manner of holding trust assets and investment of trust assets in eligible investments and the Company does not have any duties as to the original UCC filing and any continuations to perfect the security interest unless instructed to do so by other parties in the transaction agreement. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our qualified opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the Company’s Assessment of Compliance with Applicable Servicing Criteria, for Servicing Criterion 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this Servicing Criterion. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the Servicing Criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the Servicing Criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related Servicing Criterion as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

Our examination disclosed the following material noncompliance with Servicing Criterion 1122(d)(3)(i)(A), as applicable to the Company during the twelve months ended March 31, 2020. Certain reports to investors were not prepared in accordance with the timeframes set forth in the transaction agreements.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned Servicing Criteria, including Servicing Criterion 1122(d)(2)(vi) for which compliance is determined based on C&DI 200.06 as described above as of and for the twelve months ended March 31, 2020.

We do not express an opinion or any form of assurance on the statements in Management’s Discussion of Material Instances of Noncompliance by the Company as set forth in Schedule B to the Company’s Assessment of Compliance with Applicable Servicing Criteria.

/s/ KPMG LLP

Chicago, Illinois May 29, 2020